UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2013

KBS STRATEGIC OPPORTUNITY REIT, INC.
(Exact name of registrant specified in its charter)
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Maryland	000-54382	26-3842535
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
Entry into Joint Venture and Joint Venture Acquisition of Park Highlands II
On December 10, 2013, KBS Strategic Opportunity REIT, Inc. (the “Company”), through an indirect wholly owned subsidiary, and Crescent Bay Land Fund 2 LLC (“Crescent Bay”) entered into an agreement to form a joint venture (the “Joint Venture”) and on December 10, 2013, the Joint Venture acquired 295 acres of undeveloped land in North Las Vegas, Nevada (“Park Highlands II”). The purchase price for Park Highlands II was $20.0 million, of which the Company's portion was $19.9 million, exclusive of closing costs. Neither Crescent Bay nor the seller is affiliated with the Company or KBS Capital Advisors LLC, the Company’s advisor.
The Company owns a 99.5% equity interest in the Joint Venture. Crescent Bay is the managing member of the Joint Venture; however, its authority is limited, as the Company, as co-managing member, must give approval for any major decisions involving the Joint Venture or Park Highlands II. Income, losses and distributions are generally allocated among the members based on their respective equity interests.
Park Highlands II is comprised of parcels totaling approximately 295 acres within a 2,675-acre, block-platted, master planned community located in North Las Vegas, Nevada. The Company, through an indirect wholly owned subsidiary, also owns a 50.1% equity interest in another joint venture that owns 1,375 acres of undeveloped land adjacent to Park Highlands II.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS STRATEGIC OPPORTUNITY REIT, INC.

Dated: December 11, 2013	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer